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Exhibit 10.53

Irwin J. Gruverman 16 Tanglewood Road Needham, MA 02194	December 31, 2002

Dear Mr. Gruverman:

        This will confirm our Agreement concerning your compensation as Chairman and CEO of MFIC.

        Subject to approval by the Board, we will pay you at a base rate of $95,000 per year, beginning January 1, 2003. You will participate in a bonus pool, if any, for management employees, and the Board will consider a Special Bonus if financial results and stock performance warrant it. You agree that MFIC will withhold money from your compensation to pay appropriate taxes. You will be included in MFIC's insurance and medical programs as in past years, at no cost to you, as part of your compensation.

MFIC CORPORATION
/s/ Irwin Gruverman
Irwin Gruverman, CEO, Chairman	Irwin Gruverman, for myself
/s/ Robert Bruno
Robert Bruno, President

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  Exhibit 10.53